United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Form U-13-60

                                  Annual Report
                                 For the Period

             Beginning January 1, 2002 and Ending December 31, 2002


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                       FOR

                        EXELON BUSINESS SERVICES COMPANY

                          A Subsidiary Service Company

Date of Incorporation               12/31/00
                       ------------------------------

State of Sovereign Power under which Incorporated or Organized    Pennsylvania
                                                               -----------------

Location of Principal Executive Offices of Reporting Company
                              10 South Dearborn St., Chicago, IL 60680-5379
                              ---------------------------------------------


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

 Robert S. Shapard        Executive Vice-President and Chief Financial Officer
----------------------    ------------------------------------------------------
          (Name)                              (Title)

                10 South Dearborn Street, Chicago, IL 60680-5379
                ------------------------------------------------
                                    (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                               Exelon Corporation
--------------------------------------------------------------------------------


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                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                             Schedule of
                                                                             Account           Page
Description of Schedules and Accounts                                        Number            Number
-----------------------------------------------------------------------------------------------------
Comparative Balance Sheet                                                    Schedule I          4-5

Service Company Property                                                     Schedule II         6

Accumulated Provision for Depreciation
   and Amortization of Service Company Property                              Schedule III        7

Investments                                                                  Schedule IV         8

Accounts Receivable from Associate Companies                                 Schedule V          9-10

Fuel Stock Expenses Undistributed                                            Schedule VI         11

Stores Expense Undistributed                                                 Schedule VII        11

Miscellaneous Current and Accrued Assets                                     Schedule VIII       12

Miscellaneous Deferred Debits                                                Schedule IX         12

Research, Development, or Demonstration Expenditures                         Schedule X          13

Proprietary Capital                                                          Schedule XI         13-14

Long-Term Debt                                                               Schedule XII        14

Current and Accrued Liabilities                                              Schedule XIII       15

Notes to Financial Statements                                                Schedule XIV        16

Comparative Statement of Income                                              Schedule XV         17

Analysis of Billing - Associated Companies                                   Account 457         18

Analysis of Billing - Non Associate Companies                                Account 458         19

Analysis of Charges for Service-Associate and
     and Non Associate  Companies                                            Schedule XVI        20-23

Schedule of Expense Distribution by Department or Service Function           Schedule XVII       24-27

Departmental Analysis of Salaries                                            Account 920         28

Outside Services Employed                                                    Account 923         29-44

Employee Pensions and Benefits                                               Account 926         45

General Advertising Expenses                                                 Account 930.1       46-47

Miscellaneous General Expenses                                               Account 930.2       48

Rents                                                                        Account 931         48


                                             LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS
                                             ---------------------------------------------

                                                                             Schedule of
                                                                             Account           Page
Description of Schedules and Accounts                                        Number            Number
-----------------------------------------------------------------------------------------------------
Taxes Other Than Income Taxes                                                Account 408         49

Donations                                                                    Account 426.1       50-51

Other Deductions                                                             Account 426.5       52-53

Notes to Statement of Income                                                 Schedule XVIII      54

Organization Chart                                                                               55

Methods of Allocation                                                                            56

Annual Statement of Compensation for Use of Capital Billed                                       57

Exhibit 1: Non-Service Associate Company Transactions                                            58


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                                       3
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                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                Schedule I - Comparative Balance Sheet
                                                            (in thousands)
Give balance sheet of the Company as of December 31 of the current period and prior year.

Account       Assets and Other Debits                                As of December 31
                                                                     Current            Prior
              Service Company Property

101           Service Company Property (Schedule II)                 $162,382           $ 130,961
107           Construction work in progress (Schedule II)              94,273              52,285
                                                                     ----------         ---------
                         Total Property                              $256,655           $ 183,246

108           Less accumulated provision for depreciation
                and amortization of service company property
                (Schedule III)                                         79,559              51,235
                                                                     --------           ---------
                         Net Service Company Property                $177,096           $ 132,011
                                                                     --------           ---------

              Investments

123           Investments in associate companies (Schedule IV)       $      -           $      -
124           Other Investments (Schedule IV)                           7,778               4,163
                                                                     ---------          ---------
                         Total Investments                           $  7,778           $   4,163
                                                                     --------           ---------

              Current and Accrued Assets

131           Cash                                                   $      -           $      -
134           Special deposits                                              -                  -
135           Working funds                                                 -                  -
136           Temporary cash investments (Schedule IV)                      -                  -
141           Notes receivable                                              -                  -
143           Accounts receivable                                      40,473              60,641
144           Accumulated provision for uncollectible accounts              -                  -
146           Accounts receivable from associate companies             87,206              93,144
              (Schedule V)
152           Fuel stock expenses undistributed (Schedule VI)               -                  -
154           Materials and supplies                                        -                   9
163           Stores expense undistributed (Schedule VII)                   -                  -
165           Prepayments                                              26,177              19,059
174           Miscellaneous current and accrued assets
              (Schedule VIII)                                               -                  -
                                                                     --------           ---------
                         Total Current and Accrued Assets            $153,856           $ 172,853
                                                                     --------           ---------

Deferred Debits
181           Unamortized debt expense                               $      -           $      -
184           Clearing Accounts                                         1,212               1,375
186           Miscellaneous deferred debits (Schedule IX)               2,134               7,884
188           Research, development, or demonstration
              expenditures (Schedule X)                                     -                  -
190           Accumulated deferred income taxes                        61,762              45,866
                                                                     --------           ---------
                         Total Deferred Debits                       $ 65,108           $  55,125
                                                                     --------           ---------

TOTAL ASSETS AND OTHER DEBITS                                        $403,838           $ 364,152
                                                                     ========           =========





                                       4
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                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                Schedule I - Comparative Balance Sheet
                                                            (in thousands)
Account       Liabilities and Proprietary Capital                    As of December 31,
                                                                     Current            Prior
              Proprietary Capital

201           Common stock issued (Schedule XI)                      $      -           $       -
211           Miscellaneous paid-in capital (Schedule XI)              11,176             (3,321)
215           Appropriated retained earnings (Schedule XI)                  -                   -
216           Unappropriated retained earnings (Schedule XI)          (2,000)                  53
                                                                     --------           ---------
                         Total Proprietary Capital                   $  9,176           $ (3,268)
                                                                     --------           ---------

              Long-Term Debt

223           Advances from associate companies (Schedule XII)       $      -           $      -
224           Other long-term debt (Schedule XII)                           -                  -
225           Unamortized premium on long-term debt                         -                  -
226           Unamortized discount on long-term debt - debit                -                  -
                                                                     --------           ---------
                         Total Long-Term Debt                        $      -           $      -
                                                                     --------           ---------

              Current and Accrued Liabilities

231           Notes payable                                          $      -           $      -
232           Accounts payable                                         94,328              90,493
233           Notes payable to associate companies (Schedule XIII)     77,700              33,000
234           Account payable to associate companies                   54,140              32,995
              (Schedule XIII)
236           Taxes accrued                                           (11,744)              28,971
237           Interest accrued                                              -                  -
238           Dividend declared                                             -                  -
241           Tax collections payable                                    (364)             (1,274)
242           Miscellaneous current and accrued liabilities            15,094               6,452
              (Schedule XIII)
                                                                     --------           ---------
                         Total Current and Accrued Liabilities       $229,154           $190,637
                                                                     --------           ---------

              Deferred Credits

253      Other deferred credits                                      $135,146           $ 176,500
254      Accumulated deferred investment tax credits                        -                   -
                                                                     --------           ---------
                         Total Deferred Credits                      $135,146           $176,500
                                                                     --------           ---------

282      Accumulated Deferred Income Taxes                           $ 30,362           $     283
                                                                     --------           ---------

                TOTAL LIABILITIES AND PROPRIETARY
                     CAPITAL                                         $403,838           $ 364,152
                                                                     ========           =========

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                                       5
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                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                                Schedule II - Service Company Property
                                                            (in thousands)

                                               Balance at            Retirements            Balance
                                               Beginning             or         Other1    at Close
Description                                    of Year    Additions  Sales      Changes   of Year
Service Company Property
Account

301        Organization                        $    -  $       -  $       -  $       - $       -
303        Miscellaneous Intangible Plant           -          -          -          -         -
304        Land and Land Rights                     -          -          -          -         -
305        Structures and Improvements              -          -          -          -         -
306        Leasehold Improvements                12,873      1,352      (871)      4,115     17,469
307        Equipment2                           100,920     30,857    (1,481)      (163)    130,133
308        Office Furniture and
             Equipment                            4,481          2       (401)       (7)      4,075
309        Automobiles, Other Vehicles and
             Related Garage Equipment               -          -          -          -         -
310        Aircraft and Airport Equipment         9,570        -          -                   9,570
311        Other Service Company
             Property3                            3,117        251      (813)    (1,420)      1,135
                                               --------   --------   --------   --------  ---------

                      SUB-TOTAL                $130,961   $ 32,462   $(3,566)   $  2,525  $ 162,382

107        Construction Work in Progress4        52,285     78,600         -     (36,612)    94,273
                                               --------   --------   --------   --------  ---------

                      TOTAL                    $183,246   $111,062   $(3,566)   $(34,087) $ 256,655
                                               ========   ========   ========   ========= =========

1 Provide an explanation of those changes considered material:

2  Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year.
                                                                                          Balance at
         Subaccount Description                           Additions                       Close of Year
           Computer Software                              $ 14,307                           96,919
           Computer Equipment                               16,550                           31,332
           Communications Equipment                              -                            1,444
           Office Machines                                       -                              438
                                                          --------                        ---------

                      TOTAL                               $ 30,857                        $ 130,133
                                                          ========                        =========


3 Describe other service company property:
   Other service property primarily consists of graphic arts equipment.

4 Describe construction work in progress:
   CWIP includes computer software, computer equipment, leasehold improvements, audiovisual equipment, and furniture.




                                       6
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                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

     Schedule III - Accumulated  Provision for  Depreciation and Amortization of
Service Company Property (in thousands)


                                                            Addit.
                                                            Charged                Other
                                               Balance at     to                  Changes     Balance
                                               Beginning    Account     Retire-     Add        at Close
Description                                      of Year      403        ments     (Deduct)*   of Year

Account
301        Organization                        $    -  $       -  $       -  $       - $        -
303        Miscellaneous Intangible Plant           -          -          -          -          -
304        Land and Land Rights                     -          -          -          -          -
305        Structures and Improvements              -          -          -          -          -
306        Leasehold Improvements                 3,201      1,503        -           105      4,809
307        Equipment                             45,091     27,834     (1,467)       -        71,458
308        Office Furniture and Fixtures          2,041        409      (401)        -         2,049
309        Automobiles, Other Vehicles and
             Related Garage Equipment               -          -          -          -          -
310        Aircraft and Airport Equipment           508        287        -          -           795
311        Other Service Company
             Property                               394         72      (115)         97         448
                                               --------   --------   --------   --------  ----------

                      TOTAL                    $ 51,235   $ 30,105   $(1,983)   $    202  $  79,559
                                               ========   ========   ========   ========  ==========


*Provide an explanation of those changes considered material:






                                       7
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                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                            Schedule IV - Investments
                                 (in thousands)
Instructions:

Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.


                                                              Balance at                Balance at
 Description                                                  Beginning of Year         Close of Year

Account 123 - Investment in Associate Companies                      $      -           $      -

Account 124 - Other Investments
                    Supplemental Employee Retirement Plan Trust         4,163               7,778

Account 136 - Temporary Cash Investments                                    -                  -

                                                 TOTAL               $  4,163           $   7,778
                                                                     --------           ---------










                                       8
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                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

            Schedule V - Accounts Receivable from Associate Companies
                                 (in thousands)
Instructions:

Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                            Balance at         Balance at
 Description                                                Beginning of Year  Close of Year

Account 146 - Accounts Receivable from Associate Companies

Adwin Realty Company                                             $      -       $    11
AmerGen Energy Company, LLC                                           823         1,919
Commonwealth Edison Company                                             -        17,595
Ex Tex LaPorte LP                                                       -            69
Exelon Communications Holding                                           -           176
Exelon Corporation                                                  4,077         2,606
Exelon Energy, Inc.                                                 2,718           132
Exelon Enterprises Company, LLC                                     3,048         2,845
Exelon Enterprises Investment                                           -             3
Exelon Generation Company, LLC                                          -        14,937
Exelon Generation Finance Company                                       -
Exelon Services, Inc.                                                  36            64
Exelon Communications Company, LLC                                     28             6
Exelon Holdings, Inc.                                                  15             8
InfraSource (formerly Exelon Infrastructure Services, Inc.)         1,141           111
PEC Financial Services, LLC                                            45            45
PECO Energy Company                                                80,762        46,237
PECO Energy Power Company                                               -             1
PECO Energy Transition Trust                                          264           264
Susquehanna Electric Company                                          173           158
Susquehanna Power Company                                               -             1
Unicom Thermal Holding                                                 14            18
                                                                 --------     ---------
TOTAL                                                             $93,144       $87,206
                                                                 ========     =========





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                                 ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                       For the Year Ended December 31, 2002

                       Schedule V - Accounts Receivable from Associate Companies - continued
                                                  (in thousands)

Analysis of Convenience or Accommodation Payments during 2002:
                                                                                        Amount
Affiliate                                                                               Paid
Adwin Realty Company                                                                    $      10
AmerGen Energy Company, LLC                                                                     4
Exelon Energy, Inc.                                                                           722
Exelon Enterprises Company, LLC                                                               745
Exelon Infrastructure Services, Inc.                                                          494
Exelon Communications Company, LLC                                                             54
Exelon Holdings Corp, Inc.                                                                     44
Exelon Generation Company, LLC                                                           (13,276)
Exelon Generation Finance Company                                                             217
PECO Energy Company                                                                        80,336
Susquehanna Electric Company                                                                  284
Susquehanna Power Company                                                                      85
                                                                                        ---------
                                                              Total Payments            $  69,719
                                                                                        =========

Convenience payments made for:
Account Payables                                                                        $  62,253
Corporate Credit Cards                                                                     15,779
Employee Benefits                                                                          53,358
Information System Purchases                                                                3,329
Reimbursement from NEIL                                                                  (65,000)
                                                                                        ---------
                                                              Total Payments            $  69,719
                                                                                        =========




                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Schedule VI - Fuel Stock Expenses Undistributed
                                 (in thousands)
Instructions:

Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

                   Description                Labor        Expenses       Total

Account 152 - Fuel Stock Expenses Undistributed

                           None.

                      TOTAL                 $    -       $     -        $     -


Summary:  Not applicable


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                   Schedule VII - Stores Expense Undistributed
                                 (in thousands)
Instructions:

Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributed to each associate company.

                   Description                Labor        Expenses       Total

Account 163 - Stores Expense Undistributed

                           None.


                      TOTAL                 $    -       $     -        $     -







                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

            Schedule VIII - Miscellaneous Current and Accrued Assets
                                 (in thousands)
Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                              Balance at          Balance at
 Description                                  Beginning of Year   Close of Year

Account 174 - Miscellaneous Current and
     Accrued Assets

                           None.

                  TOTAL                      $       -           $       -



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                   Schedule IX - Miscellaneous Deferred Debits
                                 (in thousands)
Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped by class by showing the number of items in each class.

                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 186 - Miscellaneous Deferred Debits

Accounting Subsystem Transactions Pending Distribution        $   2,998           $  1,636
Deferred Unearned Compensation                                    3,337                498
Restructuring Balance Assigned at Merger                          1,549                -
                                                              ---------           --------
                  TOTAL                                       $   7,884           $  2,134
                                                              =========           ========


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

        Schedule X - Research, Development or Demonstration Expenditures
                                 (in thousands)
Instructions:

Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

Description                                                   Amount

Account 188 - Research, Development, or Demonstration Expenditures

                           None.

                  TOTAL                                    $      -


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                        Schedule XI - Proprietary Capital
                                  (in dollars)

Account    Class of   Number of Shares      Par or Stated       Outstanding     Close of Period
Number     Stock      Authorized            Value per Share     No. of Shares   Total Amount

201      Common       1,000                 $0.01               100             $1.00


Instructions:

Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                                          (in thousands)

Description                                                                     Amount

Account 211 - Miscellaneous Paid-In Capital
           Net balance transferred during restructuring                         $(3,321)
           Investment by Exelon Corporation - Receipt of Tax Benefit              14,497

Account 215 - Appropriated Retained Earnings                                           -
                                                                                ________
                                                                                       -
           TOTAL                                                                $ 11,176
                                                                                ========


Instructions:

Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing non associates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                                            (in thousands)

                                    Balance at            Net Income     Dividends    Balance at
 Description                        Beginning of Year     or (Loss)      Paid         Close of Year
Account 216 -
Unappropriated Retained Earnings

   Net Income (Loss)                $    250              $(1,628)       $      -     $ (1,378)
   Other Comprehensive Income           (197)                (425)              -         (622)
                                    ------------          --------       ---------      -------
              TOTAL                 $     53              $(2,053)       $      -     $ (2,000)
                                    ========              ========       =========    =========


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                          Schedule XII - Long Term Debt
                                 (in thousands)
Instructions:

Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

           Terms of
           Obligation
           Class                                   Beginning                                   Balance
Name of    & Series        Date of    Interest     Amount                                      at Close
Creditor   of Obligation   Maturity   Rate         Authorized   Additions    Deductions*       of Year

Acct 223 -
Advances from
   Associate
   Companies:

           None.

Acct 224 -
Other Long
    Term Debt:

           None.

    TOTAL                                       $       -    $       -    $       -         $       -

*Give an explanation of Deductions:



                                       14
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



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Schedule XIII - Current and Accrued Liabilities
                                 (in thousands)
Instructions:

Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 233 - Notes Payable to Associate Companies
     Short - Term Notes Payable to Exelon Corporation
       For Working Capital                                      $ 33,000            $  77,700
                                                                ---------           ---------
                           TOTAL                                $ 33,000            $  77,700
                                                                =========           =========

Account 234 - Accounts Payable to Associate Companies
     ATNP Finance Company                                       $      -            $       1
     Commonwealth Edison Company                                    5,560                   -
     Exelon Corporation                                                 -               4,331
     Exelon Enterprises Company, LLC                                    -                 486
     Exelon Generation Company, LLC                                27,196              28,948
     PECO Energy Company                                                -              20,368
     Susquehanna Power Company                                        233                   -
     Unicom Resources                                                   6                   6
                                                                ---------           ---------
                           TOTAL                                $  32,995           $  54,140
                                                                =========           =========

Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued Vacation Pay/Paid Time Off                         $   6,472           $   7,104
     Accrued Incentive Pay                                              -               8,000
     Other                                                           (20)                (10)
                                                                ---------           ---------
                           TOTAL                                $   6,452           $  15,094
                                                                =========           =========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Schedule XIV - Notes to Financial Statements

Instructions:

The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


On October 20, 2000, Exelon Corporation (Exelon), became the parent company for each of PECO Energy Company (PECO Energy) and Commonwealth Edison Company as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation and Exelon. Exelon is a Pennsylvania corporation and registered holding company under the Public Utility Holding Company Act of 1935.

In January, 2001, Exelon restructured its regulated and unregulated companies.
Assets and liabilities were transferred from PECO Energy and Commonwealth Edison
Company to generation (Exelon Generation Company, LLC), and unregulated companies (primarily, Exelon Enterprises Company, LLC) and the Exelon Business
Services Company, as appropriate.

Exelon Business Services Company is a wholly-owned subsidiary of Exelon and is the service company for the Exelon system providing associate companies with a variety of administrative, management and support services. These services are provided at cost that results in Exelon Business Services Company operating on a break-even basis.

Exelon Business Services Company follows the Uniform System of Accounts prescribed by the Securities and Exchange Commission. The financial statements are prepared in conformity with generally accepted accounting principles, which requires the use of estimates. The actual results may differ from those estimates.



                                       16
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                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                                   Schedule XV - Statement of Income
                                                            (in thousands)
Account           Description                                   Current Year        Prior Year

                  Income

457      Services rendered to associate companies                 $ 413,082         $ 426,044
458      Services rendered to non associate companies                   296               260
421      Miscellaneous income or loss                                 1,070             2,182
                                                                  ---------         ---------
                                            Total Income          $ 414,448         $ 428,486
                                                                  ---------         ---------

                  Expense

920      Salaries and wages                                       $ 140,709         $  80,687
921      Office supplies and expenses                                30,962            44,593
922      Administrative expense transferred - credit                      -                 -
923      Outside services employed                                  124,048           185,717
924      Property insurance                                          28,438            15,560
925      Injuries and damages                                           206               450
926      Employee pensions and benefits                              22,256            28,605
927      Regulatory commission expense                                    -                 2
930.1    General advertising expense                                  4,766             9,686
930.2    Miscellaneous general expense                                8,408            12,016
931      Rents                                                       12,547             9,442
932      Maintenance of structures and equipment                      1,039             2,870
403      Depreciation and amortization expense                       30,355            16,089
408      Taxes other than income taxes                                6,919             6,773
409      Income taxes                                              (45,492)            10,278
410      Provision for deferred income taxes                         44,253           (6,157)
411      Provision for deferred income taxes - credit                     -               227
411.5    Investment tax credit                                            -                 -
426.1    Donations                                                    4,277             3,080
426.5    Other deductions                                             3,916             2,599
427      Interest on long-term debt                                       -                 -
430      Interest on debt to associate companies                      1,242             5,865
431      Other interest expense                                     (2,773)             (146)
                                                                  ---------         ---------

                                    Total Expense                 $ 416,076         $ 428,236
                                                                  ---------         ---------

                                    Net Income or (Loss)          $ (1,628)         $     250
                                                                  =========         =========





                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                         Analysis of Billing Associate Companies - Account 457
                                                            (in thousands)

                                            Direct          Indirect       Compensation   Total
Name of                                     Costs           Costs          For Use        Amount
Associate Company                           Charged         Charged        of Capital     Billed

                                               457-1           457-2          457-3

Adwin Equipment Company                     $       1       $              $              $       1
Adwin Realty Company                                1                                             1
AmerGen Energy Company                          4,910             154             25          5,089
ATNP Finance Company                                5                                             5
Commonwealth Edison Company                    75,085          61,982          (370)        136,697
Exelon Communications Company, LLC                224                                           224
Exelon Corporation                             13,468             357            (6)         13,819
Exelon Energy                                     617                                           617
Exelon Enterprises Company, LLC                 2,306          33,903          (502)         35,707
Exelon Enterprises Investments, Inc.                7                                             7
Exelon Generation Company, LLC                 78,816          83,756          (887)        161,685
Exelon Generation Finance Company                  21                                            21
Exelon Holdings, Inc.                             100                                           100
Exelon Services Inc.                              189                                           189
Ex Tex LaPorte LP                                 347                                           347
InfraSource, Inc.                                 487                                           487
PECO Energy Company                            27,722          30,007          (199)         57,530
Susquehanna Electric Company                      281                                           281
Unicom Power Holdings, Inc.                         2                                             2
Unicom Thermal Holding, Inc.                      273                                           273
                                            ---------       ---------      ---------      ---------
                           TOTAL            $ 204,862       $ 210,159      $ (1,939)      $ 413,082
                                            =========       =========      =========      =========


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                       Analysis of Billing Non Associate Companies - Account 458
                                                            (in thousands)
Instruction:

Provide a brief description of the services rendered to each non associate company:

Name                     Direct       Indirect     Compens.                  Excess        Total
Non Associate            Cost         Cost         For Use      Total        or           Amount
Company                  Charged      Charged      of Capital   Cost         Deficiency   Billed

                         458-1        458-2        458-3                     458-4

Administrative Services
   Employee Benefit
     Trusts              $    296     $      -     $    -       $    296    $     -     $     296
                         ---------    --------    ---------    ---------   ---------    ---------
TOTAL                    $    296     $      -     $    -       $    296    $     -     $     296
                         =========    =========   ==========   ==========  =========    =========




                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                         Schedule XVI - Analysis of Charges for Service Associate and Non Associate Companies
                                                            (in thousands)
Instruction:

Total cost of service will equal for associate and non associate companies the total amount billed under their separate analysis of billing schedules.

                                    Associate Company                Non Associate Company
                                    Charges                          Charges
           Description              Direct     Indirect              Direct     Indirect
Account    of Items                 Cost       Cost       Total      Cost       Cost      Total

      920     Salaries & Wages           $  81,772      $  58,820      $ 140,592      $     117      $       -     $     117
      921     Office Supplies
               and Expenses                 17,992         12,944         30,936             26              -            26
      922     Administrative
               Expense
               Transferred-Credit                -              -              -              -              -             -
      923     Outside Services
               Employed                     72,092         51,852        123,944            104              -           104
      924     Property Insurance                 -         28,438         28,438              -              -             -
      925     Injuries and Damages             120             86            206              -              -             -
      926     Employee Pensions
               and Benefits                 12,934          9,303         22,237             19              -            19
      928     Regulatory Commission
               Expense                           -              -              -              -              -             -
      930.1   General Advertising
               Expense                           -          4,766          4,766              -              -             -
      930.2   Miscellaneous General
               Expense                       4,886          3,515          8,401              7              -             7
      931     Rents                          7,292          5,244         12,536             11              -            11
      932     Maintenance of
               Structures and
               Equipment                       604            434          1,038              1              -             1
      403     Depreciation and
               Amortization Expense              -         30,355         30,355              -              -             -
      408     Taxes Other Than
               Income Taxes                  4,021          2,892          6,913              6              -             6
      409     Income Taxes                       -        (45,492)       (45,492)             -              -             -
      410     Provision for Deferred
               Income Taxes                      -         44,253         44,253              -              -             -
      411     Provision for Deferred
               Income Taxes - Credit             -              -              -              -              -             -
    411.5     Investment Tax Credit              -              -              -              -              -             -
    426.1     Donations                      2,486          1,787          4,273              4              -             4
    426.5     Other Deductions               2,276          1,637          3,913              3              -             3
      427     Interest on Long-Term
               Debt                              -              -              -              -              -             -
      431     Other Interest Expense        (1,612)        (1,159)        (2,771)            (2)             -            (2)
                                          --------       --------       --------       --------     ----------    ----------

              TOTAL EXPENSE              $ 204,863      $ 209,675      $ 414,538      $     296      $       -     $     296




                                    Associate Company                           Non Associate Company
                                    Charges                                     Charges
           Description              Direct      Indirect                Direct  Indirect
Account    of Items                 Cost         Cost       Total       Cost    Cost             Total
Compensation for Use of Equity Capital

430        Interest on Debt to Associate Companies
                                          -       1,242      1,242         -           -              -
                                    --------  ---------   ---------   --------- ---------      ---------

     TOTAL COST OF
       SERVICE                      $204,863   $210,917   $415,780   $    296   $       -     $     296
                                    ========   ========   ========   ========   ==========    =========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

Schedule XVI - Analysis of Charges for Service Associate and Non Associate Companies - continued
                                 (in thousands)

Instruction:

Total cost of service will equal for associate and non associate companies the total amount billed under their separate analysis of billing schedules.

                                    Total Charges for Services
           Description              Direct              Indirect
Account    of Items                 Cost                Cost             Total

      920     Salaries & Wages          $  81,889      $  58,820      $ 140,709
      921     Office Supplies
               and Expenses                18,018         12,944         30,962
      922     Administrative
               Expense
               Transferred-Credit               -              -              -
      923     Outside Services
               Employed                    72,196         51,852        124,048
      924     Property Insurance                -         28,438         28,438
      925     Injuries and Damages            120             86            206
      926     Employee Pensions
               and Benefits                12,953          9,303         22,256
      928     Regulatory Commission
               Expense                          -              -              -
      930.1   General Advertising
               Expense                          -          4,766          4,766
      930.2   Miscellaneous General
               Expense                      4,893          3,515          8,408
      931     Rents                         7,303          5,244         12,547
      932     Maintenance of
               Structures and
               Equipment                      605            434          1,039
      403     Depreciation and
               Amortization Expense             -         30,355         30,355
      408     Taxes Other Than
               Income Taxes                 4,027          2,892          6,919
      409     Income Taxes                      -        (45,492)       (45,492)
      410     Provision for Deferred
               Income Taxes                     -         44,253         44,253
      411     Provision for Deferred
              Income Taxes - Credit             -              -              -
    411.5     Investment Tax Credit             -              -              -
    426.1     Donations                     2,490          1,787          4,277
    426.5     Other Deductions              2,279          1,637          3,916
      427     Interest on Long-Term
               Debt                             -              -              -
      431     Other Interest Expense       (1,614)        (1,159)        (2,773)
                                         --------       --------       --------

              TOTAL EXPENSE             $ 205,159      $ 209,675      $ 414,834

                           Total Charges for Services
           Description              Direct     Indirect
Account    of Items                 Cost       Cost       Total

Compensation for Use of Equity Capital

430        Interest on Debt to Associate Companies
                                          -       1,242      1,242
                                    --------   --------   --------

     TOTAL COST OF
           SERVICE                  $205,159   $210,917   $416,076
                                    ========   ========   ========




                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                           Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                                                           (in thousands)

                                                              DEPARTMENT OR SERVICE FUNCTION
                                                                    Corporate  Center
                                                 ------------------------------------------------------
           Description                Total                                       Human      Finance &
Account    of Items                   Amount     Overhead   Executive  Planning   Resources  Accounting

920        Salaries and Wages                    $ 140,709    $  22,431    $  26,099   $   3,094   $   4,848    $  13,433
921        Office Supplies and
             Expenses                               30,962          773          658         313         621        6,441
922        Administrative
             Expense Transferred
             -Credit                                     -            -            -           -           -            -
923        Outside Services
             Employed                              124,048        1,848        1,734       8,200       3,910       24,223
924        Property Insurance                       28,438            -            -           -           -       28,438
925        Injuries and Damages                        206           43            -           -         (19)           -
926        Employee Pensions
             and Benefits                           22,256        3,699          410         205         150          695
928        Regulatory
             Commission
             Expense                                     -            -            -           -           -            -
930.1      General Advertising
             Expense                                 4,766            -           12           2          55            2
930.2     Miscellaneous
           General Expense                           8,408           10            -          64       1,332        1,006
931        Rents                                    12,547         (138)         204         190         296        1,175
932        Maintenance of
             Structures and
             Equipment                               1,039          209          351           -           5          110
403        Depreciation and
             Amortization
             Expense                                30,355       16,232          260           -       2,440        2,609
408        Taxes Other Than
             Income Taxes                            6,919        1,443            -           -         648            -
409        Income Taxes                            (45,492)     (45,760)           -           -           -            -
410        Provision for Deferred
             Income Taxes                           44,253       44,253            -           -           -            -
411        Provision for Deferred
             Income Taxes - Cr                           -            -            -           -           -            -
411.5      Investment Tax Credit                         -            -            -           -           -            -
426.1      Donations                                 4,277            -           13           -          46            7
426.5      Other Deductions                          3,916            -            -           -          97        1,615
427        Interest on Long-Term
             Debt                                        -            -            -           -           -            -
430        Interest on Debt to
             Associate Companies                     1,242          413            -           -           -            -
431        Other Interest Expense                   (2,773)      (2,486)                       -           -            4
                                                              ---------    ---------  ----------------------       ------

           TOTAL EXPENSES                        $ 416,076    $  42,970    $  29,741   $  12,068   $  14,429    $  79,758
                                                 =========    =========     ========    ========    ========     ========







                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                    Schedule XVII - Schedule of Expense Distribution by Department or Service Function - continued
                                                         (in thousands)

                                                        DEPARTMENT OR SERVICE FUNCTION
                                                               Corporate Center
                                     ---------------------------------------------------------------------
           Description                 Internal      Public  Environ-     Govern             Investor
Account    of Items                    Audit        Affairs   mental      Affairs   Legal     Relations
920        Salaries and Wages         $ 2,341    $ 1,423    $   770    $ 1,261    $ 4,084    $   819
921        Office Supplies and
             Expenses                     340        980        346        519        567        138
922        Administrative
             Expense Transferred
             -Credit                        -          -          -          -          -          -
923        Outside Services
             Employed                   2,266        234        661        121      2,071        561
924        Property Insurance               -          -          -          -          -          -
925        Injuries and Damages             -          -          -          -        155          -
926        Employee Pensions
             and Benefits                 172        186        229        107        280          -
928        Regulatory
             Commission
             Expense                        -          -          -          -          -          -
930.1      General Advertising
             Expense                        -      4,613          -          1          -          -
930.2      Miscellaneous
             General
            Expense                         -      1,545          -        219      2,812      1,568
931        Rents                          287        160         67        311        198         90
932        Maintenance of
             Structures and
             Equipment                      1          -          1        131          2          -

403        Depreciation and
             Amortization
             Expense                        -          -          -          -         98          -
408        Taxes Other Than
             Income Taxes                   -          1          -          -          -          -
409        Income Taxes                     -          -          -          -          -          -
410        Provision for Deferred
             Income Taxes                   -          -          -          -          -          -
411        Provision for Deferred
             Income Taxes - Cr              -          -          -          -          -          -
411.5      Investment Tax Credit            -          -          -          -          -          -
426.1      Donations                        2      4,126          -         27          -          1
426.5      Other Deductions                 -        235          -      1,231          -        278
427        Interest on Long-Term
             Debt                           -          -          -          -          -          -
430        Interest on Debt to
             Associate Companies            -          -          -          -          -          -
431        Other Interest Expense           -          -          -          -          -          -
                                      --------------------------------------------------------------

           TOTAL EXPENSES             $ 5,409    $13,503    $ 2,074    $ 3,928    $10,267    $ 3,455
                                      ========   =======   ======== ==========    =======   ========


                                       25

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                        Schedule XVII - Schedule of Expense  Distribution  by Department or Service Function - continued
                                                         (in thousands)

                                           DEPARTMENT OR SERVICE FUNCTION
                                      EDSS         Business Services Company (BSC)
                                      ----         ----------------------------------

           Description                                      Human      Financial
Account    of Items                   Executive   Overhead  Resources  Services   Legal
920        Salaries and Wages          $  3,331    $ 16,946     $  5,769    $  4,253     $  8,810
921        Office Supplies and            2,462      (1,782)       1,333       1,447          504
             Expenses
922        Administrative
             Expense Transferred
             -Credit                          -           -            -           -            -
923        Outside Services
             Employed                       419       3,507        7,893       3,268        1,199
924        Property Insurance                 -           -            -           -            -
925        Injuries and Damages               -          20            4         (50)          53
926        Employee Pensions
             and Benefits                    48      15,349          490           -            -
928        Regulatory
             Commission
             Expense                          -           -            -           -            -
930.1      General Advertising
             Expense                          -          58            -           -            -
930.2      Miscellaneous
             General
             Expense                         61        (244)           1           -            4
931        Rents                              9       8,617          237           5          115
932        Maintenance of
             Structures and
             Equipment                        1         182            5           4            -
403        Depreciation and
             Amortization
             Expense                          -       2,578          745         284          594
408        Taxes Other Than
             Income Taxes                    34       4,793            -           -            -
409        Income Taxes                       -         268            -           -            -
410        Provision for Deferred
             Income Taxes                     -           -            -           -            -
411        Provision for Deferred
             Income Taxes - Cr                -           -            -           -            -
411.5      Investment Tax Credit              -           -            -           -            -
426.1      Donations                          5          29            -           -            -
426.5      Other Deductions                   -         460            -           -            -
427        Interest on Long-Term
             Debt                             -           -            -           -            -
430        Interest on Debt to
             Associate Companies              -         829            -           -            -
431        Other Interest Expense             -        (247)           -           -          (40)
                                       --------------------   ---------------------- ------------

           TOTAL EXPENSES              $  6,370    $ 51,363     $ 16,477    $  9,211     $ 11,239
                                      =========   =========    =========   =========     ========


                     ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                          For the Year Ended December 31, 2002

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function - continued
                                 (in thousands)

                                            DEPARTMENT OR SERVICE FUNCTION
                                            Business Services Company (BSC)
                                        ---------------------------------------

           Description                                                   Audio
Account    of Items                   Supply          IT      Security   Visual
920        Salaries and Wages         $   663     $18,312    $ 1,316     $   706
921        Office Supplies and
             Expenses                     134      15,028        102          38
922        Administrative
             Expense Transferred
             -Credit                        -           -          -           -
923        Outside Services
             Employed                     509      61,183         93         148
924        Property Insurance               -           -          -           -
925        Injuries and Damages             -           -          -           -
926        Employee Pensions
             and Benefits                   -         236          -           -
928        Regulatory
             Commission
             Expense                        -           -          -           -
930.1      General Advertising
             Expense                       14           9          -           -
930.2      Miscellaneous
             General
             Expense                       (3)         33          -           -
931        Rents                          (25)        749          -           -
932        Maintenance of
             Structures and
             Equipment                      1          36          -           -
403        Depreciation and
             Amortization
             Expense                       77       4,320         59          59
408        Taxes Other Than
             Income Taxes                   -           -          -           -
409        Income Taxes                     -           -          -           -
410        Provision for Deferred
             Income Taxes                   -           -          -           -
411        Provision for Deferred
             Income Taxes - Cr              -           -          -           -
411.5      Investment Tax Credit            -           -          -           -
426.1      Donations                       20           -          1
426.5      Other Deductions                 -           -          -           -
427        Interest on Long-Term
             Debt                           -           -          -           -
430        Interest on Debt to
             Associate Companies            -           -          -           -
431        Other Interest Expense           -           -         (4)          -
                                     --------    --------    --------    --------

TOTAL EXPENSES                        $ 1,390     $99,906    $ 1,567     $   951
                                     ========   =========    ========    ========



                                 ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                           For the Year Ended December 31, 2002

                                   Departmental Analysis of Salaries - Account 920
                                                   (in thousands)

                                    Departmental Salary Expense
Name of Department                  Included in Amounts Billed to
                                    -----------------------------                            Number of
Indicate each department            Total            Parent      Other          Non          Personnel
Or service function                 Amount           Company     Associates     Associates   End of Year
Corporate Center
 Overhead                             $ 22,431     $       -     $  22,431      $      -             -
 Executive                              26,099            17        26,082             -            19
 Planning                                3,094         2,081         1,013             -            12
 Human Resources                         4,848             -         4,848             -            14
 Finance and Accounting                 13,433           229        13,204             -            71
 Internal Audit                          2,341             -         2,341             -            26
 Communications & Public Affairs         1,423             -         1,423             -            10
 Environmental                             770                         770             -             5
 Governmental Affairs                    1,261         1,233            28             -             6
 Legal                                   4,084             5         4,079             -            10
 Investor Relations                        819             -           819             -             5
Energy Delivery Shared Services          3,331             -         3,331             -             5
Business Services Company
 Overhead                               16,946             -        16,946             -            25
 Human Resources                         5,769             -         5,473           296            61
 Financial                               4,253             -         4,253             -            59
 Legal                                   8,810             -         8,810             -           123
 Supply Management                         663             -           663             -            11
 Information Technology                 18,312             -        18,312             -           327
 Security                                1,316             -         1,316             -            13
 Audio Visual                              706             -           706             -            11
                                    ----------    ----------     ---------     ---------     ---------
TOTAL                                $140,709      $  3,565      $136,848      $    296           813
                                    =========     ==========     =========     ==========    =========




                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                                Outside Services Employed - Account 923
                                                            (in thousands)
Instructions:

Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need to be shown. Provide a subtotal for each type of service.

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Audit Services
Arthur Andersen LLC                   33 W Monroe St                 N                    $   1,503
                                      Chicago IL 60603
Deloitte & Touche LLP                 1700 Market St                 N                           75
                                      Philadelphia PA 19103-3984
Ernst & Young LLP                     P.O. BOX 96907                 N                          158
                                      Chicago, IL 60693
PricewaterhouseCoopers LLP            2400 Eleven Penn Center        N                        3,129
                                      Philadelphia PA 19103-2962
Protiviti Inc.                        120 S. LaSalle                 N                          449
                                      Chicago, IL 60603
Washington, Pittman &                 819 S Wabash Ave               N                          117
   McKeever LLC                       Chicago IL 60605
Other (3 vendors)                                                                                51
                                                                                          ---------
                                                                                          $   5,482
                                                                                          ---------

Audio Visual Services
Central Camera Company                230 S Wabash Avenue            N                    $      57
                                      Chicago, IL 60604
Other (36 vendors)                                                   N                           71
                                                                                          ---------
                                                                                          $     128
                                                                                          ---------

Benefit Administration
AON Consulting                        P.O. BOX 93736                 N                    $     103
                                      Chicago, IL 60673
Lina                                  C/O First Union                N                           38
                                      Philadelphia PA 19192
PMA Group  380 Sentry Parkway                                        N                          275
                                      Blue Bell PA 19422-2328
Other (1 vendor)                                                                                  2
                                                                                          ---------
                                                                                          $     418
                                                                                          ---------

Conference Centers
Gregg Conference Center                                              N                    $      98

Hickory Ridge                         1195 Summerhill Drive          N                          311
                                      Lisle, IL 60532


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Conference Centers - continued
Hyatt Regency McCormick Place         2233 S Martin Luther King Dr   N                           37
                                      Chicago, IL 60616
Marriott International                P.O. BOX 402642                N                          171
                                      Atlanta, GA 30384-2652
Softitel Chicago O'Hare               5550 N River Road              N                           91
                                      Rosemont, IL 60018
Wyndham/Drake Hotel                   2301 York Road                 N                           36
                                      Oak Brook, IL 60523
Other (6 vendors)                                                                                54
                                                                                          ---------
                                                                                          $     798
                                                                                          ---------

Copyright Research
Copyright Clearance Center            222 Rosewood Dr                N                    $     107
                                                                                          ---------
                                      Danvers MA 01923

Corporate Aircraft Management
Executive Jet                         P.O. BOX 631196                N                    $   1,010
                                                                                          ---------
                                      Cincinnati, OH 45263-1196625

Corporate Planning Consulting
A.T. Kearney                          P. O. BOX 96796                N                    $     105
                                      Chicago, IL 60693
Accenture, LLP                        100 S Wacker Dr                N                          548
                                      Chicago IL 60606
Andersen Corporate Finance, LLC       125 S. Clark, Rm 200           N                          205
                                      Chicago, Il 60603
Arthur Andersen LLC                   33 W Monroe St                 N                        3,002
                                      Chicago IL 60603
Aspen Woods Consulting                PO Box 584                     N                          237
                                      Springboro OH 45066
Cambridge Energy Research Assoc.      20 University Road             N                          723
                                      Cambridge MA 02138
Charles River Associates              D-139                          N                          111
                                      Boston, MA 02241- 3139
Deloitte Consulting                   File East PO Box 29490         N                          977
                                      New York NY 10087-9490
Diamondcluster International Inc.     38881 Eagle Way                N                          151
                                      Chicago, IL 60678-1388
Harkins Cunningham                    801 Pennsylvania Avenue        N                          128
                                      Washington, DC 20004-2615
Jayne Thompson & Associates                                          N                           76

Knowledgeadvisors, Inc                11 South LaSalle               N                           51
                                      Chicago IL 60603


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Corporate Planning Consulting - continued
LBMC Strategic Staffing               301 Gallaher View Road         N                           30
                                      Knoxville, TN 37919
Longview of America                   P.O. BOX 828311                N                          214
                                      Philadelphia, PA 19182-8311
The McAulay Firm                      100 North Tryon Street         N                          128
                                      Charlotte, NC 28202
McKinsley & Company                   P.O. BOX 7247-7255             N                          862
                                      Philadelphia, PA 19170-7255
The Northbridge Group                 55 Old Bedford Rd              N                        1,453
                                      Lincoln MA 01773
Power Plan Consultants, Inc           1600 Parkwood Circle, Ste600   N                           57
                                      Atlanta, GA 30339
Right Management Consultants          P.O. BOX 8538-388              N                          465
                                      Philadelphia, PA 19171-0388
Russ Reynolds Associates, Inc.        P.O. BOX 6427                  N                           51
                                      New York, NY 10249-6427
Scott Madden Associates               2626 Glenwood Ave, Ste 480     N                          500
                                      Raleigh, NC 27608
Sieben Energy Associates              401 North Wabash Avenue        N                           75
                                      Chicago, IL 60611
Spencer Stuart, SSI (U.S.) Inc        PO Box 98991                   N                          343
                                      Chicago IL 60693
TMP Worldwide                         1528 Walnut St                 N                           84
                                      Philadelphia PA 19102
Other (20 vendors)                                                   N                          397
                                                                                          ---------
                                                                                          $  10,973
Document Retention
Jordan Lawrence Group                 P.O. BOX 11750                 N                          $45
                                                                                          ---------
                                      Clayton, MO 63105

Electricity
Commonwealth Edison Company                                          A                    $    258
                                                                                          --------

Employee Contracting
Advanced Personnel                    1901 Butterfield Road          N                    $     34
                                      Downers Grove, IL 60515
Kelly Services                        1212 Solutions Center          N                         265
                                      Chicago IL 60677
Kforce.com                            PO Box 277997                  N                          93
                                      Atlanta GA 30384
Klatt Temporary                       123 West Madison               N                          46
                                      Chicago, IL 60602




                                       31

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Employee Contracting - continued
Manpower Services                     2301 Market Street             N                           70
                                      Philadelphia, PA 19103
Onsite Energy Services                7301 Parkway Dr                N                          352
                                      Hanover MD 21076
Oxford Services                       P. O. BOX 88972                N                           26
                                      Chicago, IL 60680
Resource Connection                   File # 55221                   N                        1,832
                                      Los Angeles CA 90074-5221
RHR International Company             220 Gerry Dr                   N                          553
                                      Wood Dale IL 60191
Other (5 vendors)                                                                                44
                                                                                          ---------
                                                                                          $   3,315

Employee Search
David Gomez & Associates              37558 Eagle Way                N                    $     137
                                      Chicago IL 60615
Gregory Michaels & Associates         804 N Dearborn St              N                           85
                                      Chicago IL 60610
Resource Systems                      177 Broad Street               N                           51
                                      Stamford, CT 06901
Other (3 vendors)                                                    N                           40
                                                                                          ---------
                                                                                          $     313

Environmental Affairs Consulting
Axelrod & Steele, Inc.                                               N                    $      89

Five Winds International, LP                                         N                          255

ICF Consulting                        9300 Lee Highway               N                           43
                                      Fairfax VA 22031-1207
Parker & Associates                                                  N                          213

Other (5 vendors)                                                                                78
                                                                                          ---------
                                                                                          $     678

Financial Analysis
Analysis Group Economics              One Battle Square              N                    $      70
                                      Cambridge MA 02138
Cap Gemini Ernst                      1285 of the Americas           N                          102
                                      New York NY 10019
Towers Perrin Forester & Crosby       1500 Market St                 N                        1,915
                                      Philadelphia PA 19102
                                                                                          ---------
                                                                                          $   2,087
                                                                                          ---------


                                       32

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Financial Ratings Agency
Fitch IBCA, Inc.                      P.O. BOX 96663                 N                    $      75
                                      Chicago, IL 60693-6663
Moody's Investors                     P.O. BOX 102597                N                          353
                                      Atlanta, GA 30368-0597
Standard & Poor's                     PO Box 80-2542                 N                          547
                                      Chicago IL 60680
                                                                                          ---------
                                                                                          $     975

Financing
Andrew Kalotay & Associates           61 Broadway                    N                    $     42
                                      New York, NY 10006
Dresder, Kleinwort,                   1301 Avenue of  the Americas   N                        2,316
   Wasserstein, Inc.                  New York, NY 10019
Morgan Stanley                        1585 Broadway                  N                        2,542
                                      New York, NY 10036
Other (5 vendors)                                                                                42
                                                                                          ---------
                                                                                          $   4,942

Fleet Services
Commonwealth Edison Company                                          A                    $      92
                                                                                          ---------

Foreign Relation Consulting
G2 Equities                           980 N Michigan Ave             N                    $      95
                                      Chicago, IL 60611                                   ---------


Human Resources Management Consulting
Career Concepts Inc.                  140 West Germantown Pike       N                    $      58
                                      Plymouth Meeting PA 19462
Donaldson, Thomas Ph. D.              214 North Roberts Road         N                           28
                                      Bryn Mawr, PA 19010
Karen Dexter & Associates             2012 Chestnut Avenue           N                           29
                                      Wilmette, IL 60091-1215
Mullin Consulting, Inc.               644 South Figueroa Street      N                          258
                                      Los Angeles, CA 90017
Pilat HR Solution                     496 Route 22 West              N                          105
                                      Lebanon, NJ 08833
Other (31 vendors)                                                   N                          203
                                                                                          ---------
                                                                                          $     681
                                                                                          ---------




                                       33




                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate        Amount

Informational Technology
Adesta Communications                 1200 Landmark Center           N                       $   400
                                      Omaha, NE 68102
Advanced Computing                    3100 Dundee Rd.                N                           644
                                      Northbrook, IL 60062
Advanced Software Products            3185 Horseshoe Drive South     N                            80
                                      Naples, FL 34104-6138
Ajilon LLC                            210 W Pensylvannia Ave         N                           429
                                      Towson MD 21204
ALCAR Group, Inc.                     5215 Old Orchard Rd            N                           184
                                      Skokie IL 60077
Aldridge Electric Co                  28572 Bradley Rd               N                            62
                                      Libertyville, IL 60048-9540
Alternative Resources Corp.           1240 S. Broad St               N                           304
                                      Lansdale PA 19446
Amdahl Corp                           9939 W Higgins                 N                            36
                                      Rosemont IL 60018
American Computer Educators, Inc      1617 JFK Blvd                  N                            79
                                      Philadelphia PA 19103
Ameritech                             PO Box 92471                   N                            57
                                      Chicago, IL 60675
Anacomp, Inc.                         7905 Browning Rd               N                            59
                                      Pennsauken NJ 08109
Anixter-Philadelphia                  1400 N Providence Rd           N                           101
                                      Media PA 19063
Answerthink                           PO Box 116525                  N                          (481)
                                      Atlanta, GA 30368
ASI Business Solutions, Inc.          2201 Renaissance Blvd          N                           161
                                      King of Prussia, PA 19406
AT&T Solutions                        P.O. BOX 277761                N                         1,136
                                      Atlanta, GA 30384
Black Box Corporation                 1000 Park Dr                   N                         1,135
                                      Lawrence PA 15055
Black Diamond Consulting              PO Box 401                     N                           242
                                      Grayslake, IL 60030
The Blackstone Group                  360 North Michigan Avenue      N                            82
                                      Chicago, IL 60601
Bloomberg                             PO Box 30244                   N                            77
                                      Hartford CT 06150
BMC Software Distribution Inc.        2101 City West Blvd            N                            92
                                      Houston TX 77042
Bottomline Technologies               155 Fleet St                   N                            31
                                      Portmouth NH 03801
Broadwing IT Consulting               1787 Sentry Parkway West       N                            37
                                      Blue Bell PA 19422-2240



                                       34


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Information Technology - continued
Business Objects                      3030 Orchard Parkway           N                           29
                                      San Jose, CA 95134
CA Business Partners                  125 E Lake St                  N                          841
                                      Bloomingdale IL 60108
CDB Software Inc                      POBox 420789                   N                           27
                                      Houston TX 77242
CFC Inc.                              Route 796 PO Box 86            N                           28
                                      Kelton PA 19346
Check Free Corporation                25 Crossroads Dr               N                           27
                                      Owings Mill MD 21117
Cisco Systems                         8745 W. Higgins Rd, Ste 200    N                           71
                                      Chicago, IL 60631
ComDisco Inc                          6111 N River Rd                N                          283
                                      Rosemonth IL 60018
Commerce One                          4440 Rosewood Drive            N                           37
                                      Pleasanton, CA 94588
Compucom Systems                      765 N. Route 83, Suite 105     N                          212
                                      Bensenville, IL 60106
Computer Assoc International Inc      2400 Cabot Dr                  N                          126
                                      Lisle IL 60532
Computer Workshop, Inc                1020 31st St                   N                           67
                                      Downers Grove IL 60515
Compuware Corporation                 2 Pierce Plaza                 N                           51
                                      Itasca IL 60143
Corporate PC Source                   1134 Tower Lane                N                          535
                                      Bensenville IL 60106
Curtis Howland Company                872 S Milwaukee Ave            N                          106
                                      Libertyville, IL 60048-4327
Custom Data Services                                                 N                           27

Cybermation Inc                       80 Tiverton Ct                 N                           29
                                      Markham ON L3ROG
Cymbrogi Consulting, Inc.             5885 Cumming Highway           N                           67
                                      Sugar Hill GA 30518
Data Technology                       215 First Street               N                           63
                                      Cambridge, MA 02142
Datasoft Associates LLC               508 Tea Rose Lane              N                           56
                                      Cherry Hill, NJ. 08003
Davidson-Reid, Cynthia                350 W 57th St                  N                           30
                                      New York NY 10019-3761
DDG Consulting, Inc.                  15 E Kincaid Dr                N                           69
                                      West Windsor NJ 08550
Delta Solutions                       4 Parkway North                N                          141
                                      Deerfield IL 60015




                                       35

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Information Technology - continued
Democracy Data & Communications       1029 North Royal Street        N                           25
                                      Alexandria, VA 22314-1542
DHS & Associates                      O'Hare International Plaza     N                           58
                                      10255 W. Higgins Rd
                                      Rosemont, IL 60018
Digex, Inc.                           P.O. BOX 631763                N                           34
                                      Baltimore, MD 21263-1763
Forsythe McArthur Associates Inc      7500 Frontage Rd               N                          111
                                      Skokie IL 60077
Fujitsu Technology Solutions          1250 E Arques Ave              N                           94
                                      Sunnyvale CA 94088
Fusion Technology                     1332 Laurie Lane               N                        1,074
                                       Burr Ridge IL 60521
Fusion Labs                           10100 N Central Expressway     N                           79
                                      Dallas TX 75231
Gans, Gans & Associates               4129 East Fowler Ave           N                           38
                                      Tampa FL 33617-2011
Gartner Group                         56 Top Gallant Rd              N                           60
                                      Stamford CT 06904
GGB Consulting Group, LLC             1566 Spring Meadow Lane        N                          102
                                      Boothwyn PA 19061
Genuity                               120 S LaSalle St               N                          597
                                      Chicago IL 60603
Global Integrity Corporation          19 West 44th St                N                           46
                                      New York NY 10036
H & W Computer Systems                6154 N Meeker Pl               N                           32
                                      Boise ID 83713
Hewlett-Packard Company               8000 Foothills Blvd            N                           26
                                      Roseville CA 95747
Hi-Tech Solutions                     Two Mid America Plaza          N                          552
                                      Oakbrook Terrace IL 60181
Hummingbird                           PO BOX 8500- 3885              N                           39
                                      Philadelphia, PA 19178- 3885
Hyperion Solutions                    1344 Crossman Ave              N                          141
                                      Sunnyvale CA 94089
Hyre Electric                         2320 W Ogden Ave               N                          295
                                      Chicago, IL 60608- 1110
IBM Corporation                       2005 Market St                 N                       40,897
                                      Philadelphia PA 19103-7099
IBM Global Services                   455 Park Place                 N                          658
                                      Lexington KY 40511
Impromptu                                                            N                           30



                                       36

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Information Technology - continued
Imprint Enterprise                    1842 Centerpoint Dr            N                           56
                                      Naperville IL 60563
Indus International                   60 Spear St                    N                           84
                                      San Francisco CA 94120
Information Management Group          330 N Wabash                   N                           83
                                      Chicago, IL 60611
Information Technology                4680 Parkway Drive             N                           27
     Development Group                Mason, OH 45040
Innovative Systems Associates         725 Skippack                   N                           31
                                      Blue Bell PA 19422
Insource Partners                     3940 N. Janssen Ave.           N                          306
                                      Chicago, IL. 60613
Interactive Business Systems Inc      118 S Clinton                  N                          103
                                      Chicago IL 60661
Interpersonal Technology Group        100 Merrick Road               N                           25
                                      Rockville Centre, NY 11570-4801
Interwoven                            803 11th Avenue                N                          287
                                      Sunnyvale CA 94089
Intraware, Inc.                       1000 Cliff Mine Road           N                           38
                                      Pittsburgh, PA 15275-1007
ISSC                                  44 South Broadway              N                        7,118
                                      White Plains NY 10601
JC Anderson Incorporated              834 N. Church Road             N                           60
                                      Elmhurst, IL 60126
Jefferson Wells International, Inc.   1600 Market St., Suite 1700    N                           61
                                      Philadelphia, PA 19103
Judge Group                           Two Bala Plaza                 N                          352
                                      Bala Cynwyd PA 19004-1510
JWT Specialized Co                    File 56434                     N                           26
                                      Los Angeles, CA 90074-6434
Learning Tree International           1831 Michael Faraday Dr.       N                           78
                                      Reston, VA 20190-5304
LFE Corp                              55 Green Street                N                           84
                                      Clinton, MA 01510-3099
Lowry Technologies                    1717 Logan Avenue South        N                          250
                                      Minneapolis, MN 55403
Lucent Technologies                   209 Pleasant Hill Rd           N                          165
                                      Flanders NJ 07836
Manpower Services                     2301 Market St                 N                          183
                                      Philadelphia 19103-1380
Medius & Associates                   1292 Williamsburg Lane         N                           82
                                      Crystal Lake, IL 60014-2956
Megasys Computer                      6815 8TH Street N.E.           N                           65
                                      Calgary, AB T2E7H7




                                       37

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Information Technology - continued
Mercury Interactive Corp              10255 W. Higgins Rd            N                       67
                                      Chicago, IL 60018
Meta Group, Inc.                      P.O. BOX 19114                 N                      118
                                      Newark, NJ 07195-0114
Microsoft Consulting Services         3025 Highland Parkway          N                       25
                                      Downers Grove IL 60515
MSLI, GP                              6100 Neil Rd., Suite 210       N                       84
                                      Reno, NV 89511-1137
NetIQ Corporation                     3553 N First St.               N                       59
                                      San Jose CA 95134
Netpro Computing, Inc                 7150 E Camel Back Rd.          N                      152
                                      Scottsdale, AZ 85251
Nextira-One, LLC                      470 Lapp Rd                    N                    1,422
                                      Malvern PA 19355-1212
Norlight Telecommunications           275 N. Corporate Drive         N                       40
                                      Brookfield, WI 53045-5818
Paragon Solutions, Inc.               6021 Crescent Knoll Drive      N                       26
                                      Raleigh, NC 27615
Peoplesoft USA                        4460 Hacienda Dr               N                    1,610
                                      Pleasanton CA 94588
Peregrine Connectivity, Inc           2425 N Central Expressway      N                       32
                                      Richardson TX 75080
Perficient, Inc                       1019 School St.                N                      356
                                      Lisle, IL 60532
Peters & Associates, Inc              909 S Route 83                 N                       30
                                      Elmhurst IL 60126
Power Plan Consultants Inc            1600 Parkwood Circle           N                       78
                                      Atlanta GA 30339
PRG - Schultz USA                     P.O. Box 100101                N                      661
                                      Atlanta, GA 30384-0101
Priority Systems                      4020 W. Glenlake               N                      103
                                      Chicago, IL 60646
Programming Plus                      3172 Friedens Lane             N                       76
                                      Center Valley PA 18034
Proquire Plus                         133 Peachtree St               N                      865
                                      Atlanta Georgia 30303
Ptech, Inc.                           500 Victory Road               N                       26
                                      Marina Bay
                                      Quincy, MA 02171-3132
Public Utilities Maintenance          8229 Boone Blvd., Suite 401    N                       26
                                      Vienna, VA 22182-9919
Quantum Crossings, LLC                455 N. Cityfront Plaza Dr.     N                      147
                                      Chicago, IL 60611
Rapp Digital                          11 Madison Ave                 N                      804
                                      New York NY 10010




                                       38

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Information Technology - continued
Recall                                Total Infromational Mmgmt      N                         212
                                      Schaumberg IL 60173
Reed Elsevier Inc                     PO Box 2314                    N                         112
                                      Carol Stream IL 60132
Resumix                               P.O. BOX 39000                 N                          61
                                      San Francisco, CA 94139-5273
The Robert Francis Group              22 Crescent Road               N                          28
                                      Westport, CT 06880
Ruddy, Margret                        7300 West Dixon                N                          48
                                      Forrest Park, IL 60130
SBC Global Markets                    225 West Randolph, Suite 6A    N                       1,543
                                      Chicago, IL 60606
SBC Global Network                    P.O. BOX 1838                  N                       3,115
                                      Saginaw, MI 48605-0001
Scientel LLC                          2650 McCormick Dr              N                         130
                                      Clearwater FL 33759
Siemens Info & Comm Network, Inc      1701 Golf Rd                   N                         450
                                      Rollings Meadows IL 60008
Skill Builders Inc.                   24 Salt Pond Rd                N                          31
                                      South Kingtown, RI 02880
Smartforce                            900 Chesapeake Drive           N                         142
                                      Redwood City, CA 94063
Softmart Corporate Services           450 Acorn Lane                 N                         757
                                      Dowingtown PA 19335
Softmart Inc.                         450 Acorn Lane                 N                         675
                                      Dowingtown PA 19335
Software Consulting Group             1400 North Providence Rd       N                         431
                                      Media PA 19063
Spaan Technology, Inc.                850 West Jackson, Suite 250    N                         111
                                      Chicago, IL 60607
SPR                                   135 S. LaSalle ST., Dpt 6492   N                          49
                                      Chicago, IL 60674-6492
Storage Technology Corporation        10 S Wacker Dr                 N                         427
                                      Chicago IL 60606
Storage Tek Financial                 1401 Pearl St                  N                         326
   Services Group                     Boulder CO 80302
Strohl Systems                        631 Park Avenue                N                         157
                                      King of Prussia, PA 19406
Sun Educational                       500 El Dorado Blvd             N                          35
                                      Broomfield, CO 80021
Sungard Recovery Services             1285 Drummers Lane             N                         413
                                      Wayne, PA 19087
Systemware                            15601 Dallas Parkway           N                          87
                                      Addison TX 75001




                                       39


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Information Technology -continued
Technexxus, LLC                       701 Pennsylvania Ave           N                         300
                                      Washington, DC 20004
Technology Partners                   14550 Torrey Chase             N                          92
                                      Houston TX 77014
Teracloud Corporation                 901 104TH Ave                  N                         104
                                      Bellevue, WA 98004
Tranxition                                                           N                          60

Tri-Comp Consulting                   4600 Maple CL.                 N                          54
                                      Brookfield IL 60513
Veritas                               1600 Plymouth St               N                         143
                                      Mt View CA 94043
Wallace Computer Services             230 W Monroe St                N                          60
                                      Chicago IL 60606
WD Associates                         515 Main St                    N                          40
                                      Delta PA 17314
XO Communications                     P.O. BOX 828618                N                         239
                                      Philadelphia, PA 19182-8618
XRT-Cerg America, Inc                 1150 First Avenue              N                         131
                                      King of Prussia PA 19406
Other (138 vendors)                                                  N                         303
                                                                                         ---------
                                                                                           $80,094
                                                                                         ---------

Insurance
Mullin Insurance                      644 S. Figueroa Street         N                     $   163
                                      Los Angeles, CA 90017                              ---------


Investor Relations
Shareholder.com                       12 Clock Tower Place           N                          43
                                      Maynard, MA 01754
Thomson Financial                     7271 Collection Center Dr      N                          51
                                      Chicago IL 60693
Other (3 vendors)                                                    N                          48
                                                                                         ---------
                                                                                           $   142

Legal
Ballard Spahr Andrews & Ingersoll     1735 Market St                 N                     $   433
                                      Philadelphia PA 19103-7599
Derrick J. Vlad Associates            1230 Parkway Avenue            N                          32
                                      West Trenton, NJ 08628



                                       40



                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Legal - continued
Jones, Day, Reavis & Pogue            PO Box 70294                   N                           76
                                      Washington DC 20044
Legal Research Network, Inc.          1100 Glendon Avenue            N                          191
                                      Los Angeles, CA 90024
Lynn P. Cohn                          Northwestern University        N                           45
                                      Chicago IL 60611
Morgan, Lewis & Bockius               PO Box 8500                    N                          100
                                      Philadelphia PA 19178
Sidley & Austin                       One Bank Plaza                 N                        1,278
                                      Chicago IL 60603
Sonneschein Nath & Rosenthal          8000 Sears Tower               N                          183
                                      Chicago IL 60606
William J. Donohue                    1105 Blythe Ave                N                          133
                                      Drexel Hill PA 19026
Winston & Strawn                      35 W Wacker Dr                 N                           35
                                      Chicago IL 60601
Other (42 vendors)                                                                              224
                                                                                          ---------
                                                                                          $   2,832
                                                                                          ---------

Mail Services
Commonwealth Edison Company                                          A                    $     888
                                                                                          ---------

Occupation Health & Safety
Bensinger, DuPont & Associates        11300 Rockville                N                    $      94
                                      Rockville, MD 20852
Cape Health Solutions                 7511/2West Poplar Ave          N                           73
                                      West Wildwood NJ 08260
Concentra Medical Centers             716 Loucks Rd                  N                           29
                                      York PA 17484
Dr. John Koehler, MD                  750 Orth Rd                    N                          130
                                      Caledonia IL 61011-9471
Drugscan, Inc.                        1119 Mearns Rd                 N                          174
                                      Warminster PA 18974-0097
Granieri, Samuel J. MD                4109 Johnson Ave               N                           72
                                      Western Springs IL 60558
Gruft, James MD                       17W682 Butterfield, Suite 200  N                           87
                                      Oakbrook Terrace, IL 60181
Knorr Associates                      10 Park Place                  N                           49
                                      PO Box 400
Physician's Immediate Care            11475 North 2nd St             N                          110
                                      Machesney Park IL 61014
Quest Diagnostics                     1201 South Collegeville Rd     N                           28
                                      CV-3035
                                      Collegeville, PA 19426

                                       41

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Mail Services- Continued
University of Pennsylvania            3733 Spruce St                 N                          103
                                      Philadelphia PA 19104
Other (38 vendors)                                                                              100
                                                                                          ---------
                                                                                          $   1,049
                                                                                          ---------

Outplacement Services
The Derson Group Ltd                  332 S Michigan Ave             N                    $      40
                                      Chicago IL 60604
Robertson Lowstuter, Inc.             2201 Waukegan Road             N                           70
                                      Bannockburn, IL 60015-1527
Other (1 vendor)                                                     N                            7
                                                                                          ---------
                                                                                          $     117
                                                                                          ---------

Procurement
Inovis, Inc.                          1277 Lenox Park Blvd           N                    $      54
                                      Atlanta, GA 30319
Pantellos Group Limited               Waterway Plaza One             N                           82
                                      The Woodlands TX 77380
Other (8 vendors)                                                    N                           47
                                                                                          ---------
                                                                                          $     183
                                                                                          ---------

Risk Management
Deloitte & Touche                     1700 Market St                 N                    $     139
                                      Philadelphia PA 19103-3984
Strategic Decision                    135 South LaSalle Street       N                           52
                                      Chicago, IL 60674-4628
                                                                                          ---------
                                                                                          $     191
                                                                                          ---------

Security Services (6 Vendors)                                        N                    $      28
                                                                                          ---------

Sky Boxes
Commonwealth Edison Company                                          A                    $      71
Skybox on Waveland                    1254 West Addison Street       N                           36
                                      Chicago, IL 60613
                                                                                          ---------
                                                                                          $     107
                                                                                          ---------

Stock Services
Equiserve                             4229 Collection Center Dr      N                    $      75
                                                                                          ---------
                                      Chicago IL 60693

Tax Service
Arthur Andersen LLC                   33 W Monroe St                 N                    $     401
                                      Chicago IL 60603
Deloitte & Touche                     1700 Market St                 N                          423
                                      Philadelphia PA 19103-3984



                                       42

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Tax Services - continued
Ernst & Young LLP                     P.O. BOX 96907                 N                          723
                                      Chicago, IL 60693
KPMG, LLP                             100 Matson Ford Rd             N                           65
                                      Randor PA 19087-4568
McKee Nelson LLP                      1919 M Street, NW              N                          187
                                      Washington, DC 20036
Smart & Associates LLP                92 West Lancaster Ave          N                           65
                                      Devon PA 19333
Other (5 vendors)                                                    N                           32
                                                                                          ----------
                                                                                             $1,896
                                                                                          ----------
Training
The Ace Center                        Ridge Pike & Manor Road        N
                                      Lafayette Hill, PA 19444                               $   84
The American College                  270 Byn Mawr Ave               N
                                      Bryn Mawr PA 19018                                        142
American Management Assoc.            1601 Broadway                  N
                                      New York NY 10019                                         115
Brecker & Merryman, Inc.                                             N
                                                                                                 35
Center for Corporate Education        One Tower Lane                 N
                                      Oakbrook Terrace IL 60181                                 159
Cheryl Coovert                        16010 River Road               N
                                      Plainfield, IL 60544                                       84
Communispond, Inc.                    P O BOX 414826                 N
                                      Boston, MA 02241-4826                                     102
Cornell University                    428 Phillips Hall              N
                                      Ithaca, NY 14853                                           35
CPS Corporate                         400 N. Wells                   N
                                      Chicago, IL 60610                                          32
Employment Learning Innovations       2675 Paces Ferry Road          N
                                      Atlanta, GA 30339                                          28
Executive Diversity Services, Inc     675 South Lane Street          N
                                      Seattle, WA 98104                                          47
G.P. Hamel, Inc.                      620 Mountain Home Road         N
                                      Woodside, CA 94062                                         52
Gelfond Group                         535 Route 38                   N
                                      Cherry Hill NJ 08002                                      546
IMA, Inc.                             P O BOX 17854                  N
                                      Denver, CO 80217-0854                                      94
Investment Training and                                              N                           73
Consulting Institute
J.L. Kellogg Graduate School          2169 Sheridan Road             N
                                      Evanston, IL 60208-2800                                   260




                                       43

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                          Outside Services Employed - Account 923 - continued
                                                            (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount

Training - continued
Johnson, Fenner & Levy                PO Box 835                     N                        678
                                      Bryn Mawr PA 19010
Leadership Consulting                 904 W. Mt. Airy Avenue         N                         52
                                      Philadelphia, PA 19119
Lominger Limited, Inc.                5320 Cedar Lake Road South     N                         47
                                      Minneapolis, MN 55416-1643
Management Associated Results Co      Inc (MARC)                     N                         80
                                      Terre Haute IN 47807
Training-One Consultants              P.O. BOX 9893                  N                        196
                                      Rancho Santa Fe, CA 92067
Penn State University                 310 Business Admin Bldg        N                        131
                                      University Park PA 16802
Pro Staff                             PO BOX 86                      N                         43
                                      Minneapolis, MN 55486-0979
Robert E. Maloney & Associates        7545 Midland Road              N                         48
                                      Independence, OH 44131-6509
Tedesco, Marilyn B.                                                  N                        196

Vantagesource LLP                     P.O. BOX 905735                N                         38
                                      Charlotte, NC 28290-5735
Other (60 vendors)                                                                            269
                                                                                        ---------
                                                                                         $  3,666
                                                                                        ---------

Trust Administration
Bank One                              BOX OH1-0380                   N                   $    251
                                      Columbus, OH 43271-0380
First Union Securities                1ST Union Nat'l Bank           N                         40
                                      Charlotte, NC 28288
Other (2 vendor)                                                     N                         31
                                                                                        ---------
                                                                                         $    322
                                                                                        ---------

Total Services                                                                           $124,048
                                                                                        =========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Employee Pensions and Benefits - Account 926
                                 (in thousands)
Instructions:

Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

Description                                                      Amount

Pension                                                          $   4,474
Post Retirement Benefits other than Pensions                         6,869
Medical Plan                                                         4,231
Dental Plan                                                            508
Vision Plan                                                           (17)
Medical Services                                                       432
Long Term Disability                                                   200
Life Insurance                                                         960
Employee Savings and Investment Plan                                 2,944
Excess Benefit Savings Plan                                            235
Tuition Reimbursement                                                  268
Other Benefits                                                       1,152
                                                                 ---------
         TOTAL                                                   $  22,256
                                                                 =========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  General Advertising Expenses - Account 930.1
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 930.1, "General Advertising
Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

Description                    Name of Payee                                    Amount
Advertising Management         Adnet Advertising                                $      1
                               Applied Marketing Science, Inc                          2
                               Norton Rubble & Mertz Advertising                       6
                               Synergy Direct Marketing                              123
                               Tierney Communications                              2,280
                               Other                                                   1
                                                                                --------
                                                                                $  2,413
                                                                                --------

Sponsorship                    African American Contractors Assoc               $      7
                               American Association of Blacks in Energy               15
                               American Lung Association                              10
                               American Red Cross                                     10
                               Arlington Park                                         25
                               Auburn University                                      50
                               Chicago Blackhawks                                      5
                               Chicago Bulls                                       1,012
                               Chicago Cultural Center Foundation                     22
                               The Chicago Network                                    10
                               Chicago Park District                                 250
                               Diversity Best Practices                               41
                               EFK Group                                             469
                               Hamdard Center for Health and Human Services           10
                               Hispanic Alliance for Career Enhancement               25
                               International Latino Cultural Center                   20
                               Latinolouges                                           10
                               Latinos United Committed to Excellence
                                 And Service                                          13
                               Mujeres Latinas in Accion                               5
                               Philadelphia Zoo                                       10
                               PRSA Chicago                                            4
                               Spanish Coalition                                       3
                               United States Golf Association                         38
                               Women's Business Development Center                     3
                               Other                                                   9
                                                                                --------
                                                                                $  2,076
                                                                                --------




                                       46






                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2002

                                       General Advertising Expenses - Account 930.1 - continued
                                                            (in thousands)

Description                    Name of Payee                                    Amount
Promotions                     Artcraft & Foremost                              $     44
                               Colorburst                                              8
                               Inniscrone Golf Club                                   24
                               JWT Specialized Communications                          9
                               Oak Ridge Associates                                    7
                                                                                --------
                                                                                $     92
                                                                                --------

Brand Management               Interbrand Corporation                           $     24
                               Kass Uehling                                          119
                               Market Strategies Inc.                                 32
                                                                                --------
                                                                                $    175
                                                                                --------

Print Advertisement            Southern Christian Leadership Conference
                                 National Magazine                              $      6
                               Veteran's Enterprise                                    4
                                                                                --------
                                                                                $     10
                                                                                --------
                                               TOTAL                            $  4,766
                                                                                ========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Miscellaneous General Expenses - Account 930.2
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expense permitted by Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441(b)(2)) shall be separately classified.

Description                                                           Amount
Annual Meeting                                                        $    937
College Recruiting                                                          52
Corporate Memberships                                                      546
Director Services                                                        1,828
Financial Report Printing                                                1,580
Industry Conferences                                                        17
Long-Term Securities Management                                            169
Shareholder Services                                                     1,909
Short-Term Debt Management                                                  23
Union Negotiations                                                         193
Write-off of Restructuring Balances                                      1,154
                                                                      --------
                                            TOTAL                     $  8,408
                                                                      ========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                               Rents - Account 931
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 931, "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

Type of Property                                                       Amount

305 Structures and Improvements                                        $ 11,797
307 Equipment - Informational Technology                                    750
                                                                       --------

                                                     TOTAL             $ 12,547
                                                                       ========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                   Taxes Other Than Income Taxes - Account 408
                                  in thousands)
Instructions:

Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

Kind of Tax                                                             Amount

U.S. Government Taxes
     Federal Insurance Contribution Tax (FICA)                          $  5,111
     Federal Unemployment Insurance Tax (FUTA)                                64
                                                                        --------
         SUBTOTAL                                                       $  5,175
                                                                        --------
Other than U.S. Government Taxes
     State Unemployment Insurance Tax (SUTA)                            $    217
     Medicare Tax                                                          1,513
     Other                                                                    14
                                                                        --------
         SUBTOTAL                                                       $  1,744
                                                                        --------
              TOTAL                                                     $  6,919
                                                                        ========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                            Donations - Account 426.1
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

Name of Recipient                              Purpose of Donation                 Amount
Abraham Lincoln Presidential Library and
     Museum                                    Charitable                         $    500
Alliance to Save Energy                        Charitable                               10
Asian American Community                       Charitable                                8
Auburn University                              Charitable                                5
Big Shoulders Fund                             Charitable                               16
Boys & Girls Club                              Charitable                               10
CAEL Charitable                                                                         25
Center for Advanced Purchasing Studies         Charitable                               13
Chicago Minority Business Development
     Council, Inc.                             Charitable                                6
Chicago Shakespeare Theatre                    Charitable                                5
The Chicago Symphony                           Charitable                                6
The Children's Place Association               Charitable                                4
ChildrenFirst Inc                              Charitable                               34
City Club of Chicago                           Charitable                               19
Drexel University                              Charitable                                5
Easter Seals of DuPage                         Charitable                               10
Edison African American Management
     Association                               Charitable                                5
Eisenhower Fellowships                         Charitable                               10
Faith Community of St. Sabina                  Charitable                                5
Garfield Park Conservatory Alliance            Charitable                               10
Gas Technology Institute                       Charitable                               10
Greater Chicago Food Depository                Charitable                                3
The History Makers                             Charitable                               13
Holocaust Memorial Foundation of Illinois      Charitable                               10
Immaculate Conception School                   Charitable                                4
Institute of Puerto Rican Arts and Culture     Charitable                               25
Junior Achievement                             Charitable                                6
Juvenile Diabetes                              Charitable                               20
Latinos United at ComEd for Service            Charitable                               17
The Lincoln Fund, Inc.                         Charitable                               25
The Links, Inc.                                Charitable                               10
Marquette University                           Charitable                                3
National Association of Neighborhoods          Charitable                                5
National Press Foundation                      Charitable                                3
National Society of Hispanic MBAs              Charitable                                5
Near North Montessori School                   Charitable                                4
Northwestern University                        Charitable                               12
The Philadelphia Foundation                    Charitable                            1,095




                                       50

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                      Donations - Account 426.1 - continued
                                 (in thousands)

Name of Recipient                              Purpose of Donation                  Amount
Philadelphia Hospitality, Inc.                 Charitable                                5
Public Interest Law Initiative                 Charitable                         $      5
Purdue University                              Charitable                                6
Resources for the Future                       Charitable                               50
River North Chicago Dance Company              Charitable                               10
Sacred Heart High School                       Charitable                                6
Saint Gregory High School                      Charitable                                4
Saint Mary of Gostyn                           Charitable                                5
Saint Viator High School                       Charitable                                3
Smith College                                  Charitable                                3
Steppenwolf Theatre                            Charitable                                5
United Negro College Fund                      Charitable                               15
United States Holocaust Memorial Museum        Charitable                               10
United States Naval Academy                    Charitable                            1,011
United Way                                     Charitable                              900
University of Chicago                          Charitable                               25
University of Illinois                         Charitable                                4
University of Notre Dame                       Charitable                                3
USC Educational Foundation                     Charitable                               25
USO of Illinois                                Charitable                               10
Victory Gardens Theatre                        Charitable                               10
Woodlands Academy                              Charitable                                5
YWCA of Metropolitan Chicago                   Charitable                               13
Other (338 items under $3,000)                 Charitable                              168
                                                                                  --------
                                                              TOTAL               $  4,277
                                                                                  ========




                                       51



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                        Other Deductions - Account 426.5
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

Description                             Name of Payee                             Amount
Bank Commitment Fees                    Bank One                                  $  1,615
                                                                                  --------

Public Relations                        Akin, Gump, Strauss, Haver & Feld         $     15
                                        Capitol Tax Partners                           180
                                        Government Strategies Inc.                      97
                                        Johnston & Associates                          156
                                        JRS Consulting, Inc.                            60
                                        Kass Uehling Inc.                               18
                                        Kessler & Associates Business Services         131
                                        Morris Schreim                                  74
                                        Paragraphs Design                               96
                                        PR Newswire, Inc.                               49
                                        Steven Edsey & Sons                             17
                                        Tierney Communications                           7
                                        The Washington Group                           302
                                                                                  --------
                                                                                  $  1,202
                                                                                  --------

Building Fund Contributions             Democratic Congressional Campaign
                                          Committee-Building Fund                 $     15
                                        Democratic Senatorial Campaign
                                          Committee-Building Fund                       65
                                        National Republican Congressional
                                          Committee-Building Fund                       85
                                        National Republican Senatorial
                                          Committee-Building Fund                       25
                                        Republican Eagles - National Committee
                                            Building Fund (check cancelled)           (20)
                                        Republican National Committee-
                                          Building Fund                                 20
                                        The President's Dinner-Building Fund            25
                                                                                  --------
                                                                                  $    215
                                                                                  --------

Employee Settlements                                                              $    557
                                                                                  --------

Exelon PAC Administration               Comerica Bank                             $     49
                                                                                  --------



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Other Deductions - Account 426.5 - continued
                                 (in thousands)

Description                   Name of Payee                             Amount
Stock Listing Fees            New York Stock Exchange                   $    274
                              Chicago Stock Exchange                           3
                              Other                                            1
                                                                        --------
                                                                        $    278

                                                    TOTAL               $  3,916
                                                                        ========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Schedule XVIII - Notes to Statement of Income

Instructions:

The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Schedule XIV, Notes to Financial Statements

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               Organization Chart

CEO, President & Chairman, Exelon Corporation
     Senior Exec. VP, Exelon Corporation
              Senior VP, Exelon Corporation / President, Exelon Enterprises Senior VP, Exelon Corporation / President, Exelon Business
                    Services Company
              Senior VP, Exelon Generation / President, Exelon Nuclear
     Exec. VP, Exelon Corporation / Chair & CEO, Exelon Energy Delivery
              Senior VP, Exelon Corporation / President, Exelon Energy Delivery Senior VP, Exelon Corporation / Exec. VP, Exelon Energy Delivery
     Exec. VP, Exelon Corporation / President, Power Team, Exelon Generation Exec. VP & General Counsel, Exelon Corporation
              VP, Corporate Secretary & Deputy General Counsel
     Exec. VP & Chief Financial Officer, Exelon Corporation
              Senior VP & Treasurer, Exelon Corporation
     Exec. VP of Governmental Affairs & Policy, Exelon Corporation
              Senior VP, Communications & Public Affairs, Exelon
              Corporation
     Senior VP & Chief Administrative Officer, Exelon Corporation

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                              Methods of Allocation

General:

         Direct charges shall be made so far as costs can be identified and related to the particular transactions involved without excessive effort or expense. Other elements of cost, including taxes, interest, other overhead, and compensation for the use of capital procured by the issuance of capital stock, shall be fairly and equitably allocated using the ratios set forth below.

Revenue Related Ratios:

         Revenues
         Sales - Units sold and/or transported
         Number of Customers

Expenditure Related Ratios:

         Total Expenditures
         Operations and Maintenance Expenditures
         Capital Expenditures
         Service Company Billings
         Service Company SLA Billings (Non-governance)

Labor/Payroll Related Ratios:

         Labor / Payroll
         Number of Employees

Units Related Ratios:

         Usage             (for example: CPU's, square feet , number of vendor invoice payments)
         Consumption       (for example: tons of coal, gallons of oil, MMBTU's)
         Capacity          (for example: nameplate generating capacity, peak load, gas throughput)
         Other units related

Assets Related Ratios:

         Total Assets
         Current Assets
         Gross Plant

Composite Ratios:

         Total Average Assets and 12 months ended Gross Payroll
         Other composite ratios

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

           Annual Statement of Compensation for Use of Capital Billed
                                 (in thousands)

      Account 430    Interest on debt to associate companies       $ 1,242

Form U-13-60

Exhibit # 1

This exhibit is made pursuant to Exelon's Form U-1 Application-Declaration, as amended (the "Merger U-1") dated October 18, 2000 and the Commission's Order dated October 19, 2000. This exhibit reports information concerning non-service associate company transactions provided during the period from July 1, 2002 through December 31, 2002. Any capitalized terms used herein but not defined have the respective meanings given in the Merger U-1 or in the Commission's Order.

See attached spreadsheet for:

     1.   List of companies providing services;
     2.   List of companies receiving services;
     3.   A description of the type of services provided;
     4.   The dollar amount of the services provided, by category;
     5. A description of the method of charging for services, i.e., cost, or, if permitted, other than cost;
     6. A reference to the agreement under which such services were provided and transfer charges were based.

     An income statement and balance sheet for each service provider for, and as of, the most recently completed fiscal year, is being provided confidentially on Form SE.

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                Signature Clause

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                        Exelon Business Services Company
--------------------------------------------------------------------------------
                           (Name of Reporting Company)

                           By: /s/ Robert S. Shapard
 -------------------------------------------------------------------------------
                         (Signature of Signing Officer)


     Robert S. Shapard, Executive Vice-President and Chief Financial Officer
--------------------------------------------------------------------------------
                   (Printed Name and Title of Signing Officer)


Date:     May 1, 2003
       --------------------